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                                                                     Exhibit 5.1



[National City Logo]                     NATIONAL CITY CORPORATION
                                         1900 East Ninth Street
                                         Cleveland, OH 44114-3484
                                         216-222-3339
                                         Fax: 216-222-2336
                                         E-mail: carlton.langer@nationalcity.com


                                         CARLTON E. LANGER
                                         Senior Vice President
                                         Assistant General Counsel
                                         Law Division



                                 August 21, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: National City Corporation 2002 Restricted Stock Plan

Ladies and Gentlemen:

         I am Assistant General Counsel of National City Corporation ("National City"), a Delaware corporation. Certain attorneys of the law department of National City (the "Law Department") have acted as counsel to National City in connection with the Plan. Except as otherwise defined in this opinion letter, each term used in this opinion letter and defined in the Plan shall have, for purposes of this opinion letter, the meaning ascribed to that term in the Plan.

         The Law Department has examined such documents, records, and matters of law as the Law Department has deemed necessary for the purpose of rendering the opinions set forth below in this opinion letter, and based on that examination, the Law Department is of the opinion that:

         1. The shares of National City Common Stock, par value $4.00 per share ("Common Stock") which may be issued (in the case of original issue shares) or transferred (in the case of treasury shares) that have been granted or that may be granted under the Plan will, when issued or transferred, as the case may be, be fully paid and non-assessable so long as:

            (a) the consideration received or to be received by National City is at least equal to the par value of such shares; and

            (b) the issuance of any original issue shares, and the transfer of any treasury shares, is, prior to any such issuance or transfer, as the case may be, duly authorized.

         2. Any Awards of restricted Common Stock granted or to be granted under and in accordance with the Plan will, when so granted, be validly issued.


         The Law Department hereby consents to (i) the filing of this opinion letter as Exhibit 5.1 to the Registration Statement on Form S-8 to be filed by National City in order to effect registration of the shares of Common Stock which may be issued or transferred under the Plan and any Awards that have been granted or that may be granted under the Plan and (ii) the reference to the Law Department under the caption "Legal Opinions" in the prospectus comprising a part of such Registration Statement.

                            Very truly yours,


                            /s/ Carlton E. Langer

                            National City Corporation Law Department
                            Carlton E. Langer
                            Assistant General Counsel